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                                                                    EXHIBIT 99.1


    CARDIOGENESIS RECEIVES TOTAL OF $2.8 MILLION FROM SALE OF ITS INTEREST IN
        MICROHEART AND INVESTMENT BY STATE OF WISCONSIN INVESTMENT BOARD

FOOTHILL RANCH, CA (April 12, 2002) . . . CardioGenesis Corporation (Nasdaq:
CGCP), the market leader in angina-relieving Transmyocardial Revascularization
(TMR) and Percutaneous Myocardial Revascularization (PMR), today announced that it has raised a total of $2.8 million in two separate transactions. The Company received $2.3 million by selling its equity interest in Mountain View, CA-based Microheart, Inc. back to that privately-held company and $500,000 from a private placement of 500,000 shares of CardioGenesis common stock with the State of Wisconsin Investment Board. Terms of the private placement with the State of Wisconsin contain certain registration rights.

        In November 1998, CardioGenesis spun-off Microheart and contributed certain licenses, patents and other intellectual property valued at $400,000 to Microheart in exchange for common stock and two warrants to acquire additional common stock. The warrants to acquire additional common stock were exercised in November 2000 for $310,000, and the $710,000 cost of the Company's equity interest in Microheart was fully written down in the second quarter of 2001 based on the Company's share of Microheart's continuing losses. The entire proceeds from the sale will be recorded as a gain by CardioGenesis in its second quarter ending June 30, 2002.

        CardioGenesis Chairman and CEO Michael J. Quinn commented, "We are pleased with the return on the Company's investment in Microheart, and as we increase our focus on our core business strengths, it makes strategic sense to sell the Microheart asset at this time. Additionally, the further investment by the State of Wisconsin Investment Board is another demonstration of its confidence in our products and business plan. We have strengthened our balance sheet and will use the cash to further our efforts to make our TMR franchise profitable and to continue to invest in obtaining FDA clearance to market PMR in the United States later this year."

About CardioGenesis Corporation

        About CardioGenesis Corporation CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. The Company's market leading Holmium YAG laser system and disposable fiber-

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CARDIOGENESIS RECEIVES TOTAL OF $2.8 MILLION FROM SALE OF ITS INTEREST IN
MICROHEART AND INVESTMENT BY STATE OF WISCONSIN INVESTMENT BOARD
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optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S., Europe and Asia, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company's PMR device, which is CE marked, is currently being marketed internationally.

For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the "Client" section of the Allen & Caron Inc web site at www.allencaron.com.

Any forward-looking statements in this news release related to the Company's sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis' actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.




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